Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Borderfree, Inc. of our report dated February 18, 2014, except for the effects of the reverse stock split discussed in Note 11 to the consolidated financial statements as to which the date is March 10, 2014, relating to the financial statements and financial statement schedule, which appears in Borderfree, Inc.’s Registration Statement on Form S-1 (333-193988) for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 20, 2014